UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.      )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12
PINNACLE WEST CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This letter is intended to serve as a Report Feedback Statement regarding Glass, Lewis & Co.’s Proxy Paper regarding the 2024 Annual Meeting of Shareholders of Pinnacle West Capital Corporation (“Pinnacle West” or the “Company”) published on April 29, 2024. In its analysis, Glass Lewis & Co. (“Glass Lewis”) recommended shareholders withhold votes for the election of
Glynis A. Bryan to the Pinnacle West Board of Directors (the “Board”) due to a concern that Ms. Bryan was “overboarded”. We appreciate the opportunity to provide a response to the Proxy Paper on Pinnacle West.
May 3, 2024
To Our Shareholders:
Glynis A. Bryan has been a member of the Pinnacle West Board since 2020. She is an active and engaged director and is a valued contributor to the Company and the Board. She brings a skill set that includes audit expertise, capital allocation expertise, business strategy, and public board service, all attributes critical to the future of the Company. She is also one of the Company’s Audit Committee’s financial experts. We encourage our shareholders to review Ms. Bryan’s qualities and skills that are noted in our 2024 Proxy Statement.
On May 2, 2024, Ms. Bryan announced her retirement from Insight Enterprises, Inc., where she currently serves as their Chief Financial Officer. Ms. Bryan’s retirement will be effective at the end of the year. A copy of the press release announcing Ms. Bryan’s retirement is attached. As such, this will free a significant amount of her time to devote to her board service.
We believe Ms. Bryan is able to be an active and contributing member of the Board while also serving as CFO of Insight and serving as a Board member of Wesco International, Inc. However, any concerns about her being “overboarded” should be alleviated by her announced retirement.
Accordingly, we strongly urge shareholders to re-elect Ms. Bryan to the Board.
Sincerely,
Paula J. Sims
Lead Director
Pinnacle West Capital Corporation, 400 North Fifth Street, Mail Station 8602, Phoenix, AZ 85004
Post Office Box 53999, Phoenix, AZ 85072-3999

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CFO of Insight, Glynis Bryan, Announces Retirement

May 2, 2024

CHANDLER, Ariz.–(BUSINESS WIRE)– Insight Enterprises, Inc. (Nasdaq: NSIT) (the "Company"), announced today that Glynis Bryan plans to retire as Chief Financial Officer effective December 31, 2024. Ms. Bryan, 65, has been with the Company since December 17, 2007. Ms. Bryan will continue to serve as the Chief Financial Officer through the end of the year. She will then transition to an advisory role.

The Company has engaged an executive search firm to identify and evaluate potential successors from internal and external candidates. Ms. Bryan will assist the Company in the search process.

Ms. Bryan said, "I am thankful for the amazing opportunity I have had at Insight over the last 17 years. It has been a fun and rewarding experience to have assisted in transforming the Company from a traditional value-added reseller to a powerhouse Solutions Integrator. I sincerely appreciate the efforts of our teammates throughout the Company, and in particular I appreciate my finance team for their dedication and willingness to embrace change, our leadership team for the challenging and open dialogue that drove us to accomplish this significant transformation and our clients for trusting us to help with their challenging and changing technology needs. It has truly been a privilege and an honor to be a part of this excellent team and to have played a part in Insight's amazing transformation."

Joyce Mullen, Chief Executive Officer, and President, said, "I am grateful to Glynis for her inspirational leadership and drive over the last 65 quarters. She has had an enormous impact at Insight during this time. Glynis is loved and admired for her business acumen, strong leadership and very quick wit by our teammates, partners and clients. Her partnership, support and friendship have been invaluable to me as I joined Insight."

About Insight

Insight Enterprises, Inc. is a global Fortune 500 Solutions Integrator helping accelerate transformation by unlocking the power of people and technology. We architect, build and manage solutions for complex IT environments. Our digital transformation services include deep expertise in cloud, data, AI, cybersecurity and intelligent edge, augmented by longstanding relationships with 6,000+ technology partners. By quickly and effectively delivering best-fit solutions, we help our clients simplify modern business processes to improve customer and work experiences, business intelligence, efficiency and growth. We're rated as a Great Place to Work, a Forbes World's Best Employer and a Fortune World's Best Workplace. Discover more at www.insight.com. NSIT-F

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Ryan Miyasato

Investor Relations

Tel. 408.975.8507

Email: Ryan.Miyasato@insight.com

Source: Insight Enterprises Inc.

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Ryan Miyasato
Investor Relations
Ryan.Miyasato@insight.com

Scott Walters
Media Relations
480.889.9798
scott.walters@insight.com

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